SCHEDULE 14A
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                              THE KOREA FUND, INC.
                                   ----------
                (Name of Registrant as Specified in Its Charter)
                               -------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the text of a letter sent to stockholders of The Korea Fund,
Inc. on September 22, 2004:

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

                              THE KOREA FUND, INC.
                                 345 Park Avenue
                               New York, NY 10154


                                                              September 22, 2004



                 ACT NOW TO PROTECT YOUR INVESTMENT IN THE FUND




Dear Fellow Stockholder:

         The annual meeting of stockholders of The Korea Fund, Inc. is on October 6 -- but you still have time to act to protect your investment in the Fund against the efforts by the investment managers of City of London and Harvard to further their own agendas.

         Your directors unanimously urge you to reject City of London's and Harvard's efforts, by signing, dating and returning the enclosed WHITE proxy card today. If you have returned a gold proxy card, it's not too late to sign, date and send in a WHITE proxy card and change your vote - only your latest-dated signed proxy counts.


        -- Institutional Shareholder Services Recommends: Vote FOR the Fund's
                     Candidates and AGAINST Harvard's Proposal --




         Institutional Shareholder Services, widely recognized as the leading independent proxy advisory firm, has recommended to its subscribers, who are primarily institutional investors, that they vote FOR the Fund's director candidates, not for City of London's nominees, and AGAINST Harvard's proposal to terminate the Fund's investment advisory contract with Deutsche Investment Management.


         ISS made its recommendation after meeting with the Fund and with City of London. Here's what ISS says in its report:^1

         o "KF has performed admirably with respect to both fund performance and fund expense."

         o "The board meets all formal standards of independence and there is no evidence to suggest that it is beholden to DeIM or Deutsche."

--------

^1 Report of Institutional Shareholder Services, September 20, 2004. Permission to quote from the ISS report has not been sought or obtained.




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         o        "The discount is less important in light of the fund's strong performance and the board's independence."

         o "DeIM has performed well as the investment advisor as performance has been strong, leading to strong returns for shareholders over the five and ten year periods. Strong total returns are the best indication of the functioning fund."

         o "In conclusion, ISS believes that long-term investors, presumably the majority of shareholders, can still benefit from the fund's overall performance, relatively low expense, and exposure to the Korean market."

         --       City of London and Harvard Have Fundamental Conflicts of
                  Interest --

         Harvard and City of London have basic conflicts of interest. Their goal, as we see it, is to increase their opportunities to realize arbitrage profits. That goal is inconsistent with the Fund's objective of long-term capital appreciation through investing in Korean securities.

         Just what is the City of London group? City of London consists of an investment manager and a group of investment vehicles organized under many different laws (Chile, Ireland, Ontario, Delaware), all involved in closed-end investment company arbitrage. City of London would have you believe that it is a typical long-term holder -- even though its group has made 175 purchases and 69 sales of Fund shares in the past two years alone.

         Harvard and City of London both appear to be advocating excessive repurchases by the Fund of its own shares. The repurchases would likely create more arbitrage opportunities for Harvard and City of London - but would increase the Fund's expense ratio (as at other funds which made large repurchase offers under pressure from Harvard and City of London), and would harm the Fund and its long-term investment results.

         As ISS reports, "large scale tenders, even for a large fund, can create problems" as "fixed expenses are spread over a decidedly smaller asset base" and the management fee increases as a percentage of assets. "Remaining shareholders would therefore be doubly punished and the discount would likely return as future expectations were discounted by higher expense."

-- Risks to You from Harvard's Proposal: Don't Jeopardize Investment Performance --

         The investment performance of The Korea Fund under the Fund's Investment Manager, DeIM, has been extraordinary:

         o ISS: "KF has not only outperformed the KOSPI Index, but over the past ten years also ranks in the top half of all closed-end non-US Equity funds covered by Wiesenberger. KF has also has also outperformed the MSCI Korea Index over the past five-year and ten-year periods."




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

         The numbers tell the facts:

         Korea Fund's Superior Performance (Through August 31, 2004)(a)

----------------------------- --------- --------- --------- ----------

                               1 Year    3 Years   5 Years   10 Years
----------------------------- --------- --------- --------- ----------

Korea Fund (net asset value)   9.57%     23.17%     8.90%      4.11%
----------------------------- --------- --------- --------- ----------

KOSPI                          8.73%     19.68%    -1.59%     -5.14%
----------------------------- --------- --------- --------- ----------

MSCI Korea                     9.35%     25.43%     2.90%      0.83%
----------------------------- --------- --------- --------- ----------

         (a) Percentages are average annual percentages. Past results are not necessarily indicative of future performance.


         Your Board is overwhelmingly independent. Only one of the Fund's seven directors is affiliated with the Investment Manager.

         o ISS: "Both the audit committee and committee of independent directors are fully independent as is the chairman of the board. . . . The board operates independently from management with the independent directors setting the board agenda."

         o ISS: "It is difficult to make a compelling case that the current board is not independent from DeIM."

         Your independent directors unanimously believe few, if any, investment advisers have experience and capabilities in researching and choosing investments in Korea that compare with those of the Investment Manager.

         -- Termination of DeIM Will Hurt the Fund and its Stockholders --

         Termination of the Investment Manager would disrupt the Fund's investment process, cause substantial expense to the Fund, and adversely affect the Fund's investment performance - and therefore harm you and other Korea Fund stockholders.


         o ISS: "Removal of this manager would not directly move shareholders closer to realizing NAV and may in the interim increase the discount as a level of uncertainty clouds the fund's future."

         Upon termination of DeIM's investment advisory agreement, the Board would have to make new investment advisory arrangements, which stockholders would then have to approve. This would involve delays, uncertainties and large expenses - and the grave risk that the Fund would be terminating an investment manager with a proven record of success, without any assurance of being able to find another manager of comparable experience and capabilities. Our conclusion: terminating the Investment Manager will harm the Fund and your investment in the Fund.

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

         -- Your Board Is Committed To Building Value for Stockholders --

         The Fund's candidates, Susan Kaufman Purcell and Vincent J. Esposito, will continue to work hard to achieve superior total returns for you and all Fund stockholders. Each has the experience needed to represent the best interests of ALL of the Fund's stockholders. Each is committed to good corporate governance and to building value for Fund stockholders.


                                 -- -- -- -- --


         We urge you to act today, to protect Korea Fund and your investment in it, by signing and sending back today a WHITE proxy card voting FOR the Korea Fund candidates and AGAINST Harvard's proposal and the City of London's candidates.

         If you need additional assistance in the proxy voting process, please call 1-800-843-0369 to speak with one of the Fund's proxy specialists at Georgeson Shareholder Communications.

         On behalf of the Board of Directors of The Korea Fund, Inc.


                              /s/Robert J. Callander

                              Robert J. Callander
                              Chairman of the Board


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                          Internet and Telephone Voting

Holders in many banks and brokerage firms will be able to vote by internet or by toll-free telephone. Instructions for internet and telephone voting in most cases will be included on the enclosed WHITE voting form that has been provided by your broker or bank. We urge you to take advantage of the opportunity to vote your WHITE proxy card today by following the instructions on the WHITE voting form for using the internet or toll-free telephone.

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